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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[  ]     Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Donald H. Gullquist, as trustee of The Coastal Corporation Second Pension Trust, and as the designated beneficial owner on behalf of the persons named on Exhibit A to this Form 4.
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(Last)                              (First)                            (Middle)

                              Nine Greenway Plaza
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                                    (Street)

Houston,                              Texas                         77046-0995
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(City)                               (State)                              (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   INTELECT COMMUNICATIONS INC. (ICOM)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   05/98
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

5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [   ] Director                                   [ X ] 10% Owner
   [   ] Officer (give title below)                 [   ] Other (specify below)


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7. Individual or Joint/Group Filing  (Check Applicable Line)
   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person
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Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
===============================================================================

                                                                                                        6. Owner-
                                     2. Trans-   3. Trans-    4. Securities Acquired   5. Amount of         ship       7. Nature of
                                        action      action       (A) or Disposed of       Securities        Form:         Indirect
                                        Date        Code         (D)                      Beneficially      Direct        Benefi-
                                                   (Instr.                                Owned at          (D) or        cial
                                        (Month/     8)           (Instr. 3, 4 and 5)      End of Month      Indirect      Owner-
1. Title of Security                      Day/     ---------             (A) or           (Instr. 3         (I)           ship
   (Instr. 3)                            Year)     Code   V      Amount  (D)     Price     and 4)           (Instr. 4)    (Instr.4)
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
1.) Common Stock, $.01 par value         5/11/98    J            31,308   A      $6.7875  1,032,585          D           NA
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

Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                            (Over)
*If the form is filed by more than one reporting person, see Instruction
 4(b)(v)                                                        SEC 1474 (7-96)

                              Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

===================================================================================================================================
                                                                                                         9.        10.
                                                                                                       Number    Owner-
                                                                                                       of        ship
                                                  5.          6.              7.                       deriv-    Form
                                               Number of   Date Exer-      Title and                   ative     of
                                               Derivative  cisable and     Amount of                   Secur-    Deriv-      11.
                                               Securities  Expiration      Underlying           8.     ities     ative     Nature
                   2.        3.                Acquired    Date            Securities         Price    Bene-     Secur-    of
                Conver-   Trans-     4.       (A) or       (Month/Day/     (Instr. 3 and 4)   of       ficially  ity:      Indirect
                sion or   action   Trans-      Disposed    Year)           ----------------   Deriv-   Owned     Direct    Benefi-
   1.           Exercise  Date     action      of (D)      --------------           Amount    ative    at End    (D) or    cial
Title of        Price of           Code        (Instr. 3   Date                     or        Secur-   of        Indirect  Owner-
Derivative      Deri-     (Month/  (Instr. 8)   4, and 5)  Exer-  Expira-           Number    ity      Month     (I)       ship
Security        vative      Day/   ----------  ----------  cis-   tion             of         (Instr.  (Instr.   (Instr.   (Instr.
(Instr. 3)      Security   Year)   Code    V   (A)    (D)  able   Date     Title   Shares     5)       4)        4)        4)
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

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
Explanation of Responses:

1.) Preferred dividend payable in Common Stock.

/s/   DONALD H. GULLQUIST, TRUSTEE                             06/10/98
----------------------------------------------          -----------------------
      **Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently vaild OMB Number.

                                                                         Page 2
                                                                SEC 1474 (7-96)

                                                                      EXHIBIT A

              Names and Addresses of Each Other Reporting Person:


                   Name                                      Address
Coby C. Hesse                                       Nine Greenway Plaza
                                                    Houston, Texas  77046-0995

C. A. Corrallo                                      Nine Greenway Plaza
                                                    Houston, Texas  77046-0995

Pension Plan for Employees of The Coastal           Nine Greenway Plaza
Corporation                                         Houston, Texas  77046-0995